LICENSE AGREEMENT

IDENTIFICATION OF PARTIES

NutraPharx, LLC, c/o David P. Summers, a limited partnership, having a principal place of business at 14001 Walden Rd. Suite 600, Montgomery, TX 77356 ("LICENSOR").

Nutritional Systems, Inc, is a C-corporation, having a principle place of business at 14019 SW Freeway, Suite 301-252, Sugar Land, Texas 77478, hereinafter "LICENSEE")

EFECTIVE DATE

This License Agreement by and between LICENSOR and LICENSEE is entered into effective the ______ day of November 2017.

RECITALS

WHEREAS, LICENSOR has expertise and/or proprietary rights in an invention and confidential information relating to a method and composition for inducing natural sleep and daytime alertness, a fitness workout recovery supplement, a fitness and workout supplement and a proprietary formulated product for enhancing libido while aiding erections supplement, identified by the following:

1. A proprietary formulated product for a sleep aide currently branded as **SomniaPM**.
2. A proprietary formulated product for staying awake and alert currently branded as **AlertNRG.**
3. A proprietary formulated product for workout recovery currently branded as **ProFormax**^{CR}.
4. A proprietary formulated product formulation for strength and stamina currently branded as **Stemulite II**.
5. A proprietary formulated product for libido enhancement while aiding erections currently branded as **Man Up.**

Provisional Patent Application Serial No: 60/883,552, Filing Date:01/05/2007 **"**Composition, Method, and Delivery of Low and High Molecular Weight Compounds covalently Bonded to a Foundation Chaperone Molecule for Development of Increased Energy and Muscle Mass and Sustained Electrolytes in a Mammal."

A patented (U.S. Patent 7,074,812, Filing Date: 07/11/2006 "Development of Muscle Mass in a Mammal ") nutraceutical using either natural or synthetic nicotine in a patented method for substantially accelerating the development of muscle mass and strength.

LICENSOR'S U.S. provisional patent application Serial No. 61/185,846 filed June 10, 2009, and other intellectual properties (IP) A more complete list of products and product ideas shall be made available for the LICENSEE as soon as practical.

WHEREAS, LICENSEE wishes to obtain a license under LICENSOR'S proprietary product formulations listed above to produce the formulations and rebrand under its own brand label.

WHEREAS, LICENSOR is willing to grant such a license upon the terms and conditions set forth in this Agreement, and herewith declares all his nutraceutical (non-prescription) supplements as non-exclusive from this day forward, hereby opening to the Licensee a minimum of twenty additional products for marketing in the world-wide market.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meaning:

1.1 "Natural Sleep, Daytime Alertness Technology, Fitness workout recovery, Fitness and Workout Technology, and Libido enhancing while aiding erections technology" means any existing technical data, trade secrets, know how, formulas, proprietary ingredients, mixed ingredients and information, including but not limited to, information contained in LICENSOR'S U.S. provisional patent application and approved patents referenced herein.

1.2 "Licensed Product" means any product made utilizing the Natural Sleep, Daytime Alertness Technology, Fitness Workout Recovery, Fitness and Workout Technology, Libido enhancing while aiding erections technology or incorporating some portion of the three technologies.

1.3 "Licensed Territory" means world-wide.

1.4 "Net Revenue means gross sales minus operating expenses, cost of sales including cost of goods sold, by LICENSEE from sales of the Licensed Product.

1.5

2. REPRESENTATIONS AND WARRANTIES

2.1 LICENSOR has the right and authority to enter into this Agreement.

2.2 LICENSOR represents and warrants to LICENSEE that it has the full power and right to grant a license under the Natural Sleep/Daytime Alertness Technology and Fitness and Workout Technology to LICENSEE.

2.3 As an additional Inducement to LICENSOR to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture and sale of the Licensed Product and to diligently develop markets for the Licensed Product.

2.4 LICENSEE hereby acknowledges that nothing contained in this Agreement constitutes an inducement by LICENSOR for LICENSEE to infringe upon the rights of any third party.

3. **GRANT OF RIGHTS**

3.1 LICENSOR hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, an exclusive license under the Natural Sleep/Daytime Alertness Technology and Fitness and Workout Technology and proprietary formulated product for enhancing libido while aiding erections and associated know-how to make, sell and offer for sale the Licensed Product. The license granted herein shall not be transferable or sub-licensable without the prior written consent of LICENSOR. This grant to LICENSEE will include any and all new products to be developed or under development by Dr. David P. Summers while this license is active.

4. **LICENSE FEE AND ROYALTIES**

4.1 LICENSEE shall pay to LICENSOR a nonrefundable license fee of Ten Dollars ($10.00) upon execution of this Agreement.

4.2 LICENSOR shall receive 10% of the net revenue for each bottle sold during the License period from LICENSEE. The above percentage of net revenue notwithstanding, in no case shall the percentage of net revenue paid to the Licensor drop below 7% (the floor).

5. **REPORTING**

5.1 LICENSEE shall report to LICENSOR the date of first sale of the Licensed Product within thirty (30) days of occurrence.

5.2 LICENSEE shall provide LICENSOR within thirty (45) days after each calendar month a P&L report setting forth the following information: (1) the number of units of the Licensed Product sold by LICENSEE in the Licensed Territory; and net profits earned by Nutritional Systems, Inc. on each product sold.

5.3 Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all sales and expenses bore by the company for any such quarter.

6. <u>RECORD KEEPING</u>

6.1 LICENSEE shall keep accurate records of Licensed Product made, or sold in the Licensed Territory under this Agreement. Such records shall be retained for at least three years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by LICENSOR, for the sole purpose of verifying reports hereunder. Conducting examinations pursuant to this paragraph, LICENSOR'S accountant shall have access to all records of the company.

6.2 LICENSEE'S accountant shall not be required to disclose to LICENSOR any information other than information relating to the accuracy of reports or opinions made hereunder.

6.3 Such examination by LICENSOR'S accountant shall be at LICENSOR'S expense except that if such examination shows an under reporting in excess of five (5%) percent for any twelve-month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to LICENSOR had LICENSEE reported correctly.

7. <u>INFRINGEMENT</u>

7.1 In the event a third party shall during the term of this Agreement be infringing any of the LICENSOR'S proprietary rights in the Natural Sleep/Daytime Alertness Technology and Fitness and Workout Technology and proprietary formulated product for enhancing libido while aiding erections, LICENSEE may give notice of any such infringement to LICENSOR, and LICENSOR may take such action as he deems, in his sole discretion, appropriate. Unlicensed activity by a third party shall not be grounds for alteration of the payment obligations of LICENSEE as specified herein.

8. <u>TERMINATION OF AGREEMENT</u>

8.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application which covers the Licensed Product has expired, or has been abandoned or has been declared invalid in a final judgment from which no further right of appeal lies at any given time, unless any agreed upon profits from sales specified herein is not timely paid. If any such profits are not paid on or before the date such profits are due, then LICENSOR shall notify LICENSEE in writing that such profits have not been paid. LICENSEE shall have sixty (60) days from receipt of such notice to pay the specified profits. If the

specified profits are not paid during this sixty (60) day period, LICENSOR shall be entitled to terminate this Agreement by sending written notice of termination to LICENSEE. Termination of this Agreement under this Section 8.1 shall be effective upon dispatch of the notice of termination to LICENSEE as provided in Section 11.4 below, at which time LICENSEE shall cease manufacturing and selling the Licensed Product. LICENSEE shall have up to twelve (12) months from the date of termination of this Agreement to sell any existing inventory of the Licensed Product and complete and sell all work-in-progress.

8.2 LICENSEE may terminate this Agreement by giving LICENSOR notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

8.3 LICENSOR may terminate this Agreement for cause by serving written notice as provided in Section 11.4 below upon the other party.

8.4 Cause, as referenced in Section 8.3, includes but is not limited to: (a) LICENSEE'S decision to discontinue selling the Licensed Product or decision not to bring the Licensed Product to market; or (b) LICENSEE becomes insolvent, makes an assignment for the benefit of creditors, has a petition in chapter 7 bankruptcy filed for or against it or is unable to continue production of the Licensed Product for a period of sixty (60) days or more; or (c) a material breach of this Agreement by LICENSEE or (d) examination by LICENSOR'S accountant pursuant to Section 6.1 shows an underpayment by LICENSEE in excess of twenty (20%) percent for any twelve month period; or (e) LICENSEE is convicted of a felony relating to the manufacture, use or sale of the Licensed Product.

8.5 Termination under Section 8.3 above shall be effective upon dispatch of written notice of termination to LICENSEE as provided in Section 11.4 below, except that in the event LICENSEE files for a chapter 7 bankruptcy, whether voluntary or involuntary, termination of this Agreement shall be effective as of the date of filing of the petition in bankruptcy.

8.6 Upon termination of this Agreement, LICENSEE shall submit a final profits report to LICENSOR and any payments of profits shall become immediately payable. LICENSEE shall cease manufacturing and selling the Licensed Product and shall, upon LICENSOR'S request, return or destroy (at LICENSOR'S option) all materials under its control and in its possession relating to the Natural Sleep/Daytime Alertness Technology and/or the Licensed Product, except as otherwise provided in this Agreement. LICENSEE shall have up to six (6) months from the date of termination of this Agreement to sell any existing inventory of the Licensed Product and complete and sell all work-in-progress.

8.7 Surviving any termination or expiration are:

(a) LICENSEE'S obligation to pay agreed upon profits accrued or accruable;

(b) Any cause of action or claim of LICENSOR or LICENSEE, accrued or to accrue, because of any breach or default by the other party; and

(c) The provisions of Sections 4, 5, 6, and 10 and any other provisions that by their nature are intended to survive.

(d) Notwithstanding any of the above, should licensor leave the company for any reason, both licensor and licensee shall in a timely manner, mutually agree upon royalty based on industry standards, paid to the licensor or his survivors.

9. **PRODUCT DEVELOPMENT**

9.1 LICENSEE may make modifications and improvements to the Licensed Product. Such modifications and improvements (whether patentable or unpatentable) shall be the sole property of LICENSEE but shall be included within the provisions of this Agreement, and provided, that upon the expiration or termination of this Agreement LICENSEE shall grant and does hereby grant to LICENSOR an irrevocable, royalty-free, nonexclusive license (including the right to sublicense) to make, have made, use, sell and distribute throughout the world a product(s) incorporating any such modifications and improvements made by LICENSEE.

9.2 LICENSEE shall have the right to rebrand all products with its own names, trademarks, bottling/manufacturing, custom labeling and to create its own marketing materials; and retains all rights thereof in perpetuity. The above notwithstanding, LICENSEE shall pay a minimum percentage of revenue to the LICENSOR for a minimum of three years after any rebranding, trademarking, and other proprietary actions taken by the LICENSEE for market exclusivity.

10. **INDEMNIFICATION**

10.1 LICENSEE shall defend, indemnify, and hold harmless LICENSOR from and against any and all losses, costs, damages, expenses, fees and/or liabilities resulting from any claims, lawsuits and/or judgments, which are incurred or asserted as a result of LICENSEE'S use, manufacture, promotion, sale or other disposition of any Licensed Product. The above indemnification shall not apply to the extent that any actual or alleged losses, costs, damages, expenses, fees, and/or liabilities are specifically and proximately due to negligence on the part of LICENSOR.

11. **GENERAL**

11.1 LICENSEE shall maintain Commercial General Product Liability Insurance in the amount of $1,000,000 per occurrence with a general aggregate of $2,000,000 for the Licensed Product, and shall list LICENSOR as an additional insured party on the policy.

11.2 Subject to Section 11.8, this Agreement shall be binding upon the respective successors, legal representatives, and assignees of LICENSOR and LICENSEE.

11.3 Any interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of Texas. LICENSEE shall comply with all applicable laws and regulations. LICENSEE agrees to (1) obtain all regulatory approvals required for the manufacture and sale of Licensed Product and (2) to utilize appropriate patent marking on such Licensed Product.

11.4 Any notices to be given hereunder shall be sufficient if signed by the party (or party's attorney) giving same and either (a) delivered by courier; or (b) deposited with the United States Postal Service as certified mail, return receipt requested, postage prepaid and addressed to the party's address:

Notices to LICENSEE shall be addressed to:

Nutritional Systems, Inc.

14019 SW Freeway, Suite 301-252

Sugar Land, Texas 77478

United States of America

Notices and/or payments to LICENSOR shall be addressed to:

NutraPharmx, LLC
c/o Dr. David P. Summers
14001 Walden Rd., Suite 600
Montgomery, TX 77356

Each party shall be responsible for notifying the other parties of any changes in its mailing address.

11.5 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. It is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

11.6 Both LICENSOR and LICENSEE recognize that a synergistic partnership between both parties is essential to any successful venture and with that

opportunity foremost in mind the parties recognize and covenant to conduct our relationships in an equitable and professional manner. With that principal in mind, the parties hereby put our signatures, our faith, and our diligent to each other pledging to make this endeavor a success in its fullest definition. Therefore, any dispute of any type becomes a dispute with all and must be resolved through agreement. However, all disputes arising out of or relating to this Agreement and not settled through mutual discussion and agreement shall be settled by arbitration in Houston, Texas, and according to the commercial arbitration rules of the American Arbitration Association. Judgment upon the arbitration award shall be binding upon the parties and may be entered in any court of competent jurisdiction. As the sole exception to the arbitration requirement, each party shall have the limited right to pursue strictly injunctive relief in any court of competent jurisdiction.

11.7 LICENSEE agrees that the terms and conditions of this Agreement are confidential. LICENSEE further agrees not to disclose any of the terms and conditions of this Agreement to anyone, except to LICENSEE'S attorneys and employees to whom such disclosure is necessary to the use for which rights are granted hereunder. LICENSEE shall notify its attorneys and employees to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them.

11.8 LICENSEE shall not assign, sublicense, or otherwise transfer this Agreement, nor any rights or obligations hereunder, without the prior written consent of LICENSOR.

11.9 With respect to information, designs, projections, business plans, technical data, trade secrets and commercially sensitive information marked or otherwise designated as "confidential" (collectively "Confidential Information") provided by either party to the other, the receiving party shall hold all Confidential Information in the strictest confidence and protect all Confidential Information with the same degree of care that it exercises with respect to its own proprietary information. Without the prior written consent of the disclosing party, the receiving party shall not use, disclose, divulge or otherwise disseminate any Confidential Information to any person or entity (other than to their respective employees, consultants, representative or other individuals who have a need to know the Confidential Information). Notwithstanding the above, neither party shall have any obligations with respect to any Confidential Information which (a) is or comes within the public domain through no act of the receiving party in breach of this Agreement, (b) was lawfully in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure hereunder, (c) is lawfully received from another source subsequent to the Effective Date of this Agreement without any restriction on use or disclosure, (d) is deemed in writing by the disclosing party no longer to be Confidential Information, or (e) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority, provided in such latter most case, that the receiving party

shall timely inform the disclosing party of all such legal or governmental proceedings so that the disclosing party may attempt by appropriate legal means to limit such disclosure.

11.10 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

11.11 This License may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this License or any counterpart hereof to produce or account for any of the other counterparts; that a copy of this License signed by one party and faxed or emailed to another shall be deemed to have been executed and delivered as though an original; and that a photocopy or PDF of this License shall be effective as an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LICENSEE:

NUTRITIONAL SYSTEMS, INC.

____________________________ ______11/17/2017_________

Kurt Neubauer, Director Date

LICENSOR:

NutraPharmx, LLC

c/o Dr. DAVID P. SUMMERS

David P. Summers 11/17/2017

Dr. David P. Summers Date